UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 16, 2009

Tidelands Bancshares, Inc.

(Exact name of registrant as specified in its charter)

South Carolina

(State or other jurisdiction of incorporation)

001-33065	02-0570232
(Commission File Number)	(IRS Employer Identification No.)

875 Lowcountry Blvd., Mount Pleasant, South Carolina	29464
(Address of principal executive offices)	(Zip Code)

(843) 388-8433

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

By correspondence dated October 16, 2009, Paul J. Kerwin, DVM resigned as a director of Tidelands Bancshares, Inc.  Dr. Kerwin also resigned as Vice Chairman of the board of directors and Secretary.  Dr. Kerwin informed the board that his resignation was due to the growing management and oversight needs of his veterinary practice.  The resignation of Dr. Kerwin was not due to any disagreements with the company.

By correspondence dated October 17, 2009, Morris Kalinsky and Barry I. Kalinsky each resigned as a director of Tidelands Bancshares, Inc.  Morris Kalinsky resigned for health reasons and Barry Kalinsky, Morris’ son, resigned due to the increased management and oversight needs of their family business.  Mr. Barry Kalinsky also resigned as Chairman of the board of directors.  The resignations of Messrs. Morris Kalinsky and Barry Kalinsky were not due to any disagreements with the company.

The company thanks Dr. Kerwin and Messrs. Morris Kalinsky and Barry Kalinsky for their service to the company and wishes each of them the best in their future endeavors.  The company has decided to leave the board seats vacant at this time and is not currently considering any candidates to fill these positions on the board of directors.

On October 19, 2009, the board of directors appointed John N. Cagle, III, DMD to serve as Chairman of the board of directors.  The board of directors also appointed Larry W. Tarleton to serve as Vice Chairman of the board of directors and Secretary.  Dr. Cagle has served on our board of directors since the company’s formation in 2002.  Mr. Tarleton has served on our board of directors since 2006.

Item 9.01 Financial Statements and Exhibits.

A press release dated October 20, 2009, announcing the matters reported herein is filed as Exhibit 99.1 hereto.

(d)           Exhibits.

Exhibit No.	Exhibit

99.1	Press release dated October 20, 2009.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDELANDS BANCSHARES, INC.

Dated: October 20, 2009	By:	/s/ Robert E. Coffee, Jr.
	Name:	Robert E. Coffee, Jr.
	Title:	Chief Executive Officer